UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2015 (February 18, 2015)

THE WENDY’S COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dave Thomas Blvd., Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 764-3100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2015, the Board of Directors (the “Board”) of The Wendy’s Company (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee, increased the size of the Board from ten to eleven members and elected Michelle “Mich” Mathews-Spradlin to serve as a director of the Company effective as of February 19, 2015. Ms. Mathews-Spradlin will serve as a member of the Board until the Company’s 2015 annual meeting of stockholders and until her successor is elected and qualified, or until her earlier death, resignation, retirement, disqualification or removal. Ms. Mathews-Spradlin has not been appointed to serve on any committees of the Board at this time.

In her capacity as a non-management director of the Company, Ms. Mathews-Spradlin will receive the same compensation as the other non-management directors of the Company. The Company’s compensation program for non-management directors was described in the Company’s definitive proxy statement for the 2014 annual meeting of stockholders filed with the Securities and Exchange Commission on April 11, 2014.

There were no arrangements or understandings between Ms. Mathews-Spradlin and any other persons pursuant to which Ms. Mathews-Spradlin was selected as a director. Neither Ms. Mathews-Spradlin nor any member of her immediate family has had (or proposes to have) a direct or indirect interest in any transaction in which the Company or any of its subsidiaries was (or is proposed to be) a participant that would be required to be disclosed under Item 404(a) of Regulation S-K.

A copy of the press release announcing Ms. Mathews-Spradlin’s election to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by The Wendy’s Company on February 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WENDY’S COMPANY

Date: February 24, 2015	By:	/s/ Dana Klein
Dana Klein
Senior Vice President – Corporate and Securities Counsel, and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by The Wendy’s Company on February 24, 2015.